EXHIBIT 10.24

Certain identified information has been omitted from this document pursuant to Item 601(b)(10) of Regulation S-K because it is not material, is the type that the registrant treats as private or confidential and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

SECOND AMENDMENT TO THE
SECOND AMENDED & RESTATED MARKET DATA AGREEMENT

This Second Amendment (this “Amendment”), dated as of March 26, 2021 (the “Effective Date”), shall amend the Second Amended & Restated Market Data Agreement, dated November 1, 2018 (as previously amended by the Parties effective January 1, 2020, the “Agreement”), by and among Tradeweb Markets LLC, a Delaware limited liability company, (“Tradeweb”), Refinitiv US LLC (f/k/a Thomson Reuters (Markets) LLC), a Delaware limited liability company, (“TRM”), and Refinitiv US Organization LLC (f/k/a Thomson Reuters (GRC) Inc.), a Delaware corporation (“GRC”). TRM and GRC are referred to herein as the “Refinitiv Parties”, and together with Tradeweb, the “Parties”. The Agreement shall be deemed to have been amended by this Amendment and the terms of this Amendment shall supplement and form part of the Agreement. All sections of the Agreement not amended hereby shall remain in full force and effect as specified in the Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Tradeweb has developed certain data and analytics for municipal bond pricing (the “Municipal AiPrice”); and

WHEREAS, the Parties wish to set out the terms under which each of the Parties can distribute the Municipal AiPrice.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.License and Distribution. The Municipal AiPrice shall constitute Non-Exclusive Licensed Market Data and is hereby added to Schedule C to the Agreement (and for the avoidance of doubt, shall not be a New Market Data Set or an Innovative Solution), and except as set forth herein all references to Non-Exclusive Licensed Market Data in the Agreement shall include the Municipal AiPrice and all rights and obligations relevant to Non-Exclusive Licensed Market Data under the Agreement shall apply equally to the Municipal AiPrice. In accordance with the foregoing, any third Person that executes an agreement with Tradeweb or any of its Affiliates subscribing to the Municipal AiPrice (either directly or through a Distribution Channel (defined below)) shall be a “Tradeweb Municipal AiPrice Customer” and any third Person that executes an agreement with GRC or any of its Affiliates subscribing to receive the Municipal AiPrice shall be a “Refinitiv Municipal AiPrice Customer”. Notwithstanding the foregoing, in the event that Tradeweb or any of its Affiliates distributes the Municipal AiPrice to Tradeweb Municipal AiPrice Customers via one or more third party distributors (each, a “Distribution Channel”), Tradeweb will include language in its agreement with each such Distribution Channel prohibiting its use of the Municipal AiPrice for any purpose other than distribution of the Municipal AiPrice to Tradeweb Municipal AiPrice Customers in substantially the form provided by Tradeweb; provided further that the Refinitiv Parties will consider in good faith any request by Tradeweb to permit an exception to such prohibition and will make such a determination in their sole reasonable discretion. TRM, which is party (with Tradeweb) to the Amended and Restated Shared Services Agreement dated November 1, 2010 (as amended, the “SSA”), hereby acknowledges and agrees that (i) notwithstanding anything to the contrary in the SSA, Tradeweb is not restricted from using the data it receives under the SSA in the creation, distribution (including via Distribution Channels) and historical maintenance of the Municipal AiPrice and (ii) nothing in the SSA gives TRM any ownership rights in or to the Municipal AiPrice.

2.Delivery of Municipal AiPrice to Customers. Section 3.3 of the Agreement shall not apply to the Municipal AiPrice. The Parties shall mutually agree on the manner and schedule of delivery of the Municipal AiPrice from Tradeweb to the Refinitiv Parties.

3.Fees and Payment.

(a)Customer Pricing. For the avoidance of doubt, Section 3.9 and Section 4.7 of the Agreement shall apply to the pricing of the Municipal AiPrice by GRC (and its Affiliates).

(b)Refinitiv License Fee. During the Term and the Transition Period, GRC shall pay, on a quarterly basis, to Tradeweb an amount equal to [***] percent ([***]%) of the Non-Desktop Revenue in such quarter (the “Refinitiv Fee Share”). As used herein, “Non-Desktop Revenue” means the aggregate revenue GRC and its Affiliates directly generate from the distribution of the Municipal AiPrice by means other than Desktop Products; provided that the minimum revenue amount that is included in the Non-Desktop Revenue for each Refinitiv Municipal AiPrice Customer shall not be less than an amount equal to the published Tradeweb price for a standard use license to the Municipal AiPrice by Tradeweb Municipal AiPrice Customers generally. Tradeweb shall promptly notify GRC of any changes to its standard price for the Municipal AiPrice. For the avoidance of doubt, Section 4.1(b) of the Agreement shall not apply to the Municipal AiPrice, but nothing in this Section 3(b) shall amend or modify any other fees payable pursuant to Article IV of the Agreement.

(c)Tradeweb Revenue Share. During the Term and the Transition Period, Tradeweb shall pay, on a quarterly basis, to GRC an amount equal to [***] ([***]%) of the aggregate revenue Tradeweb and its Affiliates directly generate from the distribution of the Municipal AiPrice to Tradeweb Municipal AiPrice Customers in such quarter (the “Tradeweb Fee Share” and, together with the Refinitiv Fee Share, the “Fee Share”).

(d)Payment. The Refinitiv Fee Share shall be payable in accordance with Section 4.4(b) of the Agreement in the same manner in which the Non-Exclusive NMDS Fee Share is payable to Tradeweb. For the avoidance of doubt, the Refinitiv Fee Share shall be included in the definition of “Fees” under the Agreement. The Tradeweb Fee Share shall be payable on substantially the same terms as the Refinitiv Fee Share.

4.Term and Termination.

(a)Term. This Amendment shall take effect as of the Effective Date and continue for the duration of the Term (as defined in the Agreement) unless this Amendment is earlier terminated by mutual written agreement of the Parties.

(b)Effect of Termination. The Fee Share with respect to all periods prior to termination of this Amendment shall be payable in accordance with Section 3(d) of this Amendment (which payment, for the avoidance of doubt, may occur following such termination).

5.Miscellaneous. This Amendment shall constitute the sole terms of the Agreement with respect to the Municipal AiPrice. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment and the rights and obligations of the Parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction. Following termination of this Amendment or the Agreement, the following provisions shall survive: the last sentence of Section 1, Section 4(b), and this Section 5.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

REFINITIV US ORGANIZATION LLC

By: /s/ Sarah Andrews
Name: Sarah Andrews
Title: Head of Managed Partners, Americas

REFINITIV US LLC

By: /s/ Sarah Andrews
Name: Sarah Andrews
Title: Head of Managed Partners, Americas

TRADEWEB MARKETS LLC

By: /s/ Douglas Friedman
Name: Douglas Friedman
Title: General Counsel